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                                                                    EXHIBIT 6.26


                                  AMENDMENT TO
                       AGREEMENT FOR PROFESSIONAL SERVICES


The undersigned do hereby consent to and approve the following change to that certain Agreement for Professional Services, dated as of February 1, 2000, between QORUS.COM, INC. ("the Company") and LEIGHTON W. SMITH ("Contractor"), a copy of which is attached hereto as Exhibit A (the "Agreement"):

         2.   COMPENSATION

         As of March 2, 2000, the Company also agrees to pay to Contractor 50,000 fully vested options to purchase Qorus.com, Inc. common shares at $1.25 per share.

In all other respects, the Agreement shall remain in full force and effect.

The foregoing amendment shall be effective as of March 2, 2000.


LEIGHTON W. SMITH, an individual                  QORUS.COM, INC.


---------------------------------                 By:
                                                     ---------------------------
                                                        Patrick J. Haynes, III
Date:                                             Title: Senior Chairman
     ----------------------------                 Date:  March _____, 2000